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                                                                   Exhibit 10.19


                             OPERATING AGREEMENT OF
                       PARSIPPANY OFFICE ASSOCIATES L.L.C.
                     A NEW JERSEY LIMITED LIABILITY COMPANY


                  This OPERATING AGREEMENT OF PARSIPPANY OFFICE
ASSOCIATES L.L.C., a New Jersey limited liability company, (this "Agreement") is made and entered into as of December 28,1999, by and between MACK-CALI REALTY, L.P., a Delaware limited partnership ("MC") as the Managing Member (as the Managing Member may be changed or replaced from time to time hereunder, the "Managing Member") and SLAB INVESTMENTS HOLDING, INC., a Delaware corporation ("SLAB") as a Member (each of MC and SLAB is sometimes referred to herein as a "Member" and collectively as the "Members").

                  1. FORMATION/GOVERNING LAW. This limited liability company ("Company") shall be formed and established as a limited liability company as of the date hereof, pursuant to the provisions of the New Jersey Limited Liability Company Law, NJSA 42 ET SEQ. (the "Act"). This Agreement shall be governed by New Jersey law.

                  2. NAME. The name of the Company shall be PARSIPPANY OFFICE ASSOCIATES L.L.C.

                  3. CERTIFICATES. On December 17, 1999, a Certificate of Formation (the "Certificate") was filed in the Office of the Secretary of State of New Jersey.

                  4. PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, or at such other place(s) in New York or New Jersey as may be designated from time to time by the Managing Member.

                  5. OFFICE AND AGENTS. The name and address of the registered agent for service of process on the Company in the State of New Jersey shall be Corporation Service Company, 830 Bear Tavern Road, West Trenton, New Jersey 08628. The Managing Member in its reasonable discretion and upon notice to the other Member may change the agent specified in this Section 5 of this Agreement.

                  6. PURPOSES OF COMPANY. The purpose of the Company shall be to acquire for investment purposes, and own, finance, refinance, sell, assign or otherwise dispose of, the investment entities described in Section 9 below (each, together with any other entity that is owned by the Company, an "Investment Entity" and collectively, the "Investment Entities"), owning the Properties (as


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defined in Section 9 below) and other assets related thereto. The purposes of the Company shall include any and all other general business activities incidental or reasonably related to the foregoing.

                  7. TERM. The term of the Company shall begin on the date the Certificate is filed with the Secretary of State of New Jersey and shall continue until December 31, 2029, unless the term of the Company is extended by an amendment to this Agreement so stating and executed by each of the Members, or unless the Company is sooner terminated or liquidated in accordance with the provisions of the Act or this Agreement. The Company's business shall be terminated, and the Company shall be liquidated, upon the bankruptcy of any Member unless a majority in interest of the remaining Members elect in writing, by notice to all Members given within ninety (90) days thereafter, to reconstitute the Company and continue its business, which right of election is hereby granted to them. Notwithstanding any provision to the contrary contained herein, the Company's business shall be terminated, and the Company shall be liquidated, in the event the Company no longer owns any interest in any Investment Entity or all Investment Entities have disposed of the Properties and no longer own any interest therein.

                  8. RELATIONSHIP OF PARTIES. This Agreement shall be construed and deemed to create a limited liability company. Nothing herein contained shall be considered to constitute any Member as the agent of any other Member, except as may be specifically authorized and provided for herein.

                  9. CAPITAL CONTRIBUTIONS. At the closing ("Closing") under the Purchase Agreement (as defined below in this Section 9), the Members shall contribute, as their respective capital contributions ("Capital Contributions") to the Company, the amounts set forth on Exhibit A (in the respective proportions stated on Exhibit A) in connection with the Company's purchase of 100% of the membership interests in the following Investment Entities pursuant to that certain Agreement of Sale and Purchase dated as of even date herewith ("Purchase Agreement"): Mack- Cali Campus Realty L.L.C, a New Jersey limited liability company, and Mack-Cali Morris Realty L.L.C., a New Jersey limited liability company. Such Investment Entities own the parcels of real property and the leasehold interest described on Exhibit B attached hereto (each such real property, together with any related leasehold interest, a "Property" and collectively the "Properties", including all improvements thereon and the personal property related thereto that is owned by the applicable Investment Entity). Each Member hereby acknowledges and agrees that all costs and expenses (including without limitation, attorneys' fees and costs) incurred by such Member in connection with this Agreement and (solely as a Member of the Company) the Purchase Agreement, the Management Agreement and the Asset Management Agreement (as such terms are defined in Section 11) shall be borne by such Member.

        Except as specifically set forth in this Section 9 or elsewhere in this Agreement or agreed to separately in writing by all of the Members or required by law, (i) none of the Members shall be required or entitled to make any additional capital contributions to the Company, to make loans to the Company, to provide any financing to the Company, or to cause any financing to be made available to


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the Company, (ii) the Members shall not have any further liability to contribute money to or in respect of the liabilities or obligations of the Company, and
(iii) the Members shall not be liable for any liabilities of the Company. All additional capital contributions will require the approval of both Members
(which approval may be withheld in each Member's sole and absolute discretion) and shall be funded by the Members PARI PASSU in their respective Funding Proportions shown on Exhibit A. In the event the Managing Member determines that additional funds are necessary for ordinary and reasonable business purposes of the Company, any Investment Entity or any Property but additional capital contribution for such funds is not approved by both Members and the Managing Member decides to lend such funds (which the Managing Member may but shall not be required to do), the Managing Member shall provide notice to the other Member that the Managing Member intends to lend such funds to the Company as a loan. Within 5 days after receiving such notice from the Managing Member, the other Member shall have the right to participate in such loan in an amount equal to such member's respective Funding Proportion multiplied by the amount of such funds by providing notice thereof (setting forth the percentage of such funds the other Member elects to lend) to the Managing Member. Failure to provide such notice by the other Member to the Managing Member shall be deemed an election by the other Member not to participate, and the Managing Member shall fund the entire loan within 5 days after the other Member's failure to provide such notice. If such a notice is timely given by the other Member to the Managing Member, within 5 days thereafter, the other Member shall fund the percentage of the loan set forth in such notice and the Managing Member shall fund the remainder of the loan. The loans made by the Members to the Company in accordance with this paragraph shall accrue interest at LIBOR plus 200 basis points per annum, compounded monthly, from the date such loans are made until repaid by the Company.

         As used in this Agreement, "LIBOR" shall mean, with respect to each LIBOR Reference Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London, England time, on the related LIBOR Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London, England time, on such LIBOR Determination Date, LIBOR shall the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such LIBOR Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such LIBOR Determination Date, SLAB shall request the principal London, England office of each of any four major reference banks in the London interbank market selected by SLAB to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London, England time, on such LIBOR Determination Date for amounts approximately equal to SLAB Return Amount. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such offered quotations are so provided, SLAB shall request each of any three major banks in New York City selected by SLAB to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European


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banks for a one-month period as of approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for amounts approximately equal to the SLAB Return Amount. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the applicable LIBOR Reference Period shall be LIBOR as in effect for the next preceding LIBOR Reference Period. LIBOR shall be determined in accordance with this paragraph by SLAB or its designee. Notwithstanding the foregoing, LIBOR for the period commencing on the date hereof and ending January 5, 2000 shall be 6.49% per annum.

         As used herein, the term "LIBOR Business Day" shall mean any Business Day on which commercial banks in the City of London, England, are open for interbank or foreign exchange transactions.

         As used herein, the term "LIBOR Determination Date" shall mean, with respect to any LIBOR Reference Period, the date that is two (2) LIBOR Business Days prior to the first day of such LIBOR Reference Period.

         As used herein, the term "LIBOR Reference Period" shall mean, (i) initially, the period commencing on the date of this Agreement for the Guaranteed Payments and the loan funding date for the Member loans and ending on the first occurring fifth (5th) day of a calendar month thereafter, and (ii) thereafter, a period commencing on the sixth (6th) day of such calendar month and ending on the fifth (5th) day of the following calendar month.

                  10. CAPITAL ACCOUNTS. An individual capital account shall be maintained for each Member, and tax allocations made pursuant to this Agreement shall be made, in accordance with applicable Treasury Regulations under Section 704 of the Internal Revenue Code of 1986, as amended ("Code"). The Managing Member shall be the "Tax Matters Partner" of the Company and shall be responsible for filing the tax returns of the Company on a timely basis (but no later than May 15 of each year). The Managing Member shall be responsible for complying with any and all reporting requirements on behalf of the Company, including those set forth on Exhibit D. All tax decisions, tax returns and settlements with taxing authorities shall be subject to the reasonable approval of both Members.

                  11. POWERS AND RESPONSIBILITIES OF THE MEMBERS; PROPERTY MANAGEMENT; ASSET MANAGEMENT FEE; SALE RIGHTS; INDEMNITY.

         (a) Subject to the approval rights of the Members under Sections 11(b) and 11(c) and the sale and financing rights of the Members under Section 11(d), and except as otherwise provided herein, the then Managing Member shall have all of the rights, power and authority of a manager in a limited liability company under the Act and the management and operation of the affairs, activities and business of the Company shall be vested exclusively in the Managing Member. The Members hereby authorize the Managing Member to execute all documents and to take all actions as may be necessary or


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desirable on behalf of the Company which are consistent with the Company's purposes, any major decisions approved by the Members under Section 11(b) or 11(c), and any sale or financing decisions made by the applicable Member under
Section 11(d). The Members hereby approve the budgets attached hereto as Exhibit E with respect to the Properties (the "Current Budgets") and, subject to the approval rights and the restrictions contained elsewhere in this Agreement, the Managing Member may cause the Investment Entities to make the expenditures described in the Current Budgets (as the same may be modified from time to time by the Managing Member in the exercise of its commercially reasonable business judgment, which modifications, in each instance and in the aggregate, shall not increase the total expenses set forth in the Current Budgets by more than 10% to pay expenditures reasonably required with respect to the Property and provided that such increased expenditures do not prevent the Guaranteed Payments from being made to SLAB under Section 13(c)(1)). The Members also hereby approve that certain Leasing and Management Agreement dated as of December 28, 1999 (collectively, the "Management Agreement") with respect to the Properties and that certain Asset Management Agreement dated as of December 28, 1999 ("Asset Management Agreement") with respect to the Investment Entities and the Properties.

         MC shall be the Managing Member until the earlier to occur of the following: (i) MC is removed as the Managing Member under Section 11(e); or (ii) a majority in Residual Percentages (as set forth in Exhibit A) of the Members elects to remove MC as the Managing Member by providing written notice thereof to MC at any time after January 2, 2001.

         (b) Subject to the provisions of Section 11(d) but notwithstanding any other provision to the contrary herein, so long as MC is the Managing Member, the following actions and matters are major decisions requiring the reasonable (except as otherwise provided) written approval of the Members (whether in advance in a business plan, budget, or other pre-approval, or at the time of the action in question, as the case may be):

                  (i) Entering into, approving, terminating or modifying to any material extent the Management Agreement or the Asset Management Agreement (SLAB may withhold its approval to the foregoing actions and matters in this clause (i) in its sole and absolute discretion), or selecting any architect, engineer, broker, leasing agent, property manager, marketing or other consultant, contractor or sales agent for any Property, any Investment Entity or the Company who are not currently providing services to the Investment Entities or the Company or in connection with the Properties in the ordinary course of business;

                  (ii) Terminating or modifying to any material extent the insurance policies currently maintained by the Investment Entities with respect to the Properties);

                  (iii) Terminating any leases at any Property (except by reason of a material breach of a tenant thereunder), or entering into, approving or modifying to any material extent any lease at any Property, in each case which is for either more than 25% of the total leaseable space of


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         the building at issue or more than 40,000 square feet of leaseable space. All new leases shall be on such terms and conditions which are not less favorable to the landlord than those of similar leases entered into at arm's length between unrelated parties for comparable leases of space in the area where the Properties are located;

                  (iv) Causing or permitting the Company or any Investment Entity to file for bankruptcy or other relief from creditors, including without limitation, an assignment for the benefit of creditors, an admission in writing by any such entity of its inability to pay its debts generally as they become due, causing the Company, a Member's membership interest in the Company, any Investment Entity, the Company's membership interest in any Investment Entity, or any Property or any part thereof or interest therein to be subject to the authority of any trustee, custodian or receiver or to be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings (collectively and singly, "Bankruptcy Action") (SLAB may withhold its approval to all actions and matters in this clause (iv) in its sole and absolute discretion);

                  (v) Making any distributions except as permitted hereunder, or establishing reserves with respect to a Property in excess of 10% of the annual cash flow from such Property or releasing funds therefrom except in accordance with this Agreement and the reasonable needs of the Company's business (SLAB may withhold its approval to all actions and matters in this clause (v) in its sole and absolute discretion);

                  (vi) Dissolving, terminating or liquidating the Company or any Investment Entity, or redeeming any interest of any Member, except as provided herein (SLAB may withhold its approval to all actions and matters in this clause (vi) in its sole and absolute discretion);

                  (vii) Entering into, approving, terminating or modifying the terms of any contracts, agreements, leases and other undertakings with any Member or its affiliates (SLAB may withhold its approval to the foregoing actions and matters in this clause (vii) in its sole and absolute discretion); PROVIDED, HOWEVER, that entering into, approving, terminating or modifying to any material extent any service contracts and other contracts and agreements (not otherwise specifically addressed herein) with non-affiliates shall be permitted without any Member approval so long as such contracts are entered into for reasonable business purposes of the Company or the Investment Entities on bona fide market terms and conditions for comparable goods or services and for the area where the Properties are located. Notwithstanding anything to the contrary contained in this Agreement, to the extent any affiliate of MC is now or hereafter becomes a party to any contract, agreement, lease or other undertaking entered into with the Company or any Investment Entity (including without limitation, the Purchase Agreement, the post-closing agreements in connection therewith, the Management Agreement and the Asset Management Agreement), SLAB, acting alone, shall have the exclusive right and authority on behalf of the Company (A) to exercise termination rights in accordance with the terms of such


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         document, (B) to enforce and defend the Company's or the applicable
         Investment Entity's rights (including without limitation, right to seek damages for breach of representations and warranties and enforce indemnities) under such document (including by prosecution or defense of any proceeding or action that it deems necessary or appropriate), and (C) to retain Company or Investment Entity counsel of its choosing in connection with the foregoing at MC's expense. MC shall disclose to SLAB in writing whether any party to a proposed contract, agreement, lease or other undertaking to be entered into with the Company or any Investment Entity is an affiliate of MC promptly after MC becomes aware of such relationship and such proposed contract, agreement, lease or other undertaking, and, in any event (and without limiting the foregoing), prior to the Company's or such Investment Entity's execution of the same. As used in this Agreement, an "affiliate" of a Member shall mean any other individual, corporation, limited liability company, partnership, trust, association or other entity or organization directly or indirectly controlling, controlled by or under common control with such Member. The term "control" or derivatives of same shall mean direct or indirect ownership of more than 50% and/or possession of the power to direct the management policies;

                  (viii) Acquiring, selling, conveying, exchanging, hypothecating, pledging, encumbering or otherwise transferring all or any portion of or any interest in any Property or Investment Entity (other than pursuant to Section 11(d)), or in any other real property now or hereafter owned by the Company or any Investment Entity (SLAB may withhold its approval to all actions and matters in this clause
         (viii) in its sole and absolute discretion);

                  (ix) Performing, or causing to be performed, any construction, repair or rebuilding of any improvements at the Properties (except in an emergency to correct or alleviate any unsafe conditions or except as may be required under any tenant leases); PROVIDED, HOWEVER, that SLAB may withhold its approval in its sole and absolute discretion on decisions to repair or rebuild after a casualty or partial condemnation costing more than $250,000 or to construct any new buildings or increase the size of any existing buildings. If the Members agree to repair or rebuild, any insurance or condemnation proceeds of more than $250,000 shall be placed in an escrow and the Members shall reasonably agree upon the terms and conditions for the release of the proceeds from the escrow in connection with such repair or rebuilding. Any insurance or condemnation proceeds not used to repair or rebuild shall be distributed to the Members pursuant to Section 13;

                  (x) Except as otherwise provided herein, incurring any indebtedness on behalf of the Company or any Investment Entity (except that the Members hereby approve any reasonable, ordinary and necessary trade payables incurred in the ordinary course of business to non-affiliates of the Managing Member, and payments made, pursuant to non-affiliate contracts which are in effect at the Closing or which are approved by the Members); making, executing or delivering on behalf of the Company or any Investment Entity any indemnity bond or surety bond; lending funds belonging to the Company or any Investment Entity to any person



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         or entity, or extending any person, firm or corporation credit on behalf of the Company or any Investment Entity; obligating the Company, another Member or any Investment Entity as a surety, guarantor or accommodation party to any obligation, except by endorsing checks for deposit to the Company's or an Investment Entity's accounts in the ordinary course of business, or granting or permitting any lien or encumbrance on any Property other than mechanics' liens for work performed at the Properties (SLAB may withhold its approval to all actions and matters in this clause (x) in its sole and absolute discretion);

                  (xi) Confessing a judgment against the Company or any Investment Entity; settling or adjusting any claims (including without limitation, insurance claims) against or of the Company or any Investment Entity; consenting to any condemnation awards or settlements; or commencing, defending or discontinuing any legal actions or proceedings involving the Company or any Investment Entity, to the extent such judgment, claims, awards, settlements, actions or proceedings have an aggregate amount in controversy exceeding $250,000 (SLAB may withhold its approval in its sole and absolute discretion with respect to condemnation awards or settlements in excess of 10% of the cost of the Property at issue and with respect to any other actions or matters in this clause (xi) having an aggregate amount in controversy exceeding $1,000,000);

                  (xii) Submitting binding proposals to, or entering into, approving, terminating or modifying binding agreements with, governmental officials relating to zoning, subdivision, environmental or other land use or entitlement matters (SLAB may withhold its approval to the foregoing actions and matters in this clause (xii) in its sole and absolute discretion; PROVIDED, HOWEVER, that SLAB shall have only reasonable approval rights with respect to binding agreements regarding zoning and entitlement matters related to tenant improvements at the Properties or to landscaping, utility easements, buffers and other similar items and conditions required by the Towns of Hanover or Parsippany, New Jersey, in connection with obtaining development approvals for adjacent land so long as the Properties are not materially adversely affected thereby; PROVIDED, FURTHER, that any actions taken in order to comply with the applicable zoning and other land use requirements shall not require any approval of SLAB);

                  (xiii) Possessing, assigning or using funds or other property of the Company or any Investment Entity for other than a Company or Investment Entity purpose (SLAB may withhold its approval to the actions and matters in this clause (xiii) in its sole and absolute discretion);

                  (xiv) Partitioning all or any portion of any Property, or filing any complaint or instituting any proceeding at law or in equity seeking such partition (SLAB may withhold its approval to the actions and matters in this clause (xiv) in its sole and absolute discretion);

                  (xv) Purchasing any assets or equipment on behalf of or in the name of the Company or any Investment Entity (except in connection with transfers among Investment Entities under



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         Section 11(d)) other than those required in the ordinary course of the
         Company's or such Investment Entity's business (SLAB may withhold its approval to the actions and matters in this clause (xv) in its sole and absolute discretion);

                  (xvi) Except as otherwise provided in Section 11(d) of this Agreement, entering into, approving, terminating or modifying to any material extent any loan document or loan instrument to which the Company or any Investment Entity is or will be a party or the Company, any Investment Entity or any Property is or will be bound or subject to, or giving any consent, approval or waiver, or making any determination or stipulation, on behalf of the Company or any Investment Entity under any such loan document or instrument (SLAB may withhold its approval to the actions and matters in this clause (xvi) in its sole and absolute discretion);

                  (xvii) Admitting any new Members or causing or permitting any merger or restructuring of the Company or the Investment Entities (other than pursuant to Section 11(d)) (SLAB may withhold its approval to the actions and matters in this clause (xvii) in its sole and absolute discretion);

                  (xviii) Modifying or terminating this Agreement or any other Company organizational documents or any organizational documents of any Investment Entity (SLAB may withhold its approval to the actions and matters in this clause (xviii) in its sole and absolute discretion);

                  (xix) Changing the nature of business or business purpose of the Company or any Investment Entity (SLAB may withhold its approval to the actions and matters in this clause (xix) in its sole and absolute discretion);

                  (xx) Making any expenditures not in compliance with the Current Budgets, except as the Current Budgets may be modified pursuant to Section 11(a) above (SLAB may withhold its approval to the actions and matters in this clause (xx) in its sole and absolute discretion);

                  (xxi) Approving the acceptability of any post-closing deliveries under the Purchase Agreement and post-closing adjustments under the Purchase Agreement; and

                  (xxii) Any other matter that requires the approval of both Members under this Agreement (SLAB may withhold its approval to all such matters in its sole and absolute discretion unless indicated otherwise).

         No amount shall be expended by any Member for a major decision without first obtaining the approval of the Members (to the extent such approval is required hereunder at such time). However, the Managing Member may expend reasonable amounts in response to an emergency (which amounts shall be reimbursed by the Company or the Investment Entities, as applicable). Failure to disapprove in writing by a Member within five (5) business days (unless another time period is specified in this



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Agreement) after receiving a written request for approval from the other Member under this Agreement shall be deemed an approval of the action or matter in the request, provided that such request states conspicuously that failure to approve within such time period constitutes such Member's approval. Any request for approval herein shall describe the action or matter to be approved with sufficient specificity to permit a reply, and any approval or disapproval thereof shall set forth the reasons therefor with sufficient specificity to permit a reply.

         (c) Subject to the provisions of Section 11(d) but notwithstanding any other provision to the contrary herein, while MC is not the Managing Member, the following actions and matters are major decisions requiring the written approval of MC, which MC may withhold in its sole and absolute discretion:

                  (i) Causing or permitting the Company or any Investment Entity to file for bankruptcy or other relief from creditors, including without limitation, an assignment for the benefit of creditors, an admission in writing by any such entity of its inability to pay its debts generally as they become due, causing the Company, a Member's membership interest in the Company, any Investment Entity, the Company's membership interest in any Investment Entity, or any Property or any part thereof or interest therein to be subject to the authority of any trustee, custodian or receiver or to be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings;

                  (ii) Dissolving, terminating or liquidating the Company or any Investment Entity, or redeeming any interest of any Member, except as provided herein;

                  (iii) Entering into, approving, terminating or modifying to any material extent the terms of contracts, agreements, leases or other undertakings with any affiliates of SLAB. Notwithstanding anything to the contrary contained in this Agreement, to the extent any affiliate of SLAB is now or hereafter becomes a party to any contract, agreement, lease or other undertaking entered into with the Company or any Investment Entity, MC, acting alone, shall have the exclusive right and authority on behalf of the Company (A) to exercise termination rights in accordance with the terms of such document, (B) to enforce and defend the Company's or the applicable Investment Entity's rights under such document (including by prosecution or defense of any proceeding or action that it deems necessary or appropriate), and (C) to retain Company or Investment Entity counsel of its choosing in connection with the foregoing at SLAB's expense. SLAB shall disclose to MC in writing whether any party to a proposed contract, agreement, lease or other undertaking to be entered into with the Company or any Investment Entity is an affiliate of SLAB promptly after SLAB becomes aware of such relationship and such proposed contract, agreement, lease or other undertaking, and, in any event (and without limiting the foregoing), prior to the Company's or such Investment Entity's execution of the same;



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

                  (iv) Possessing, assigning or using funds or other property of the Company or any Investment Entity for other than a Company or Investment Entity purpose;

                  (v) Admitting any new Members or causing or permitting any merger or restructuring of the Company or the Investment Entities (other than pursuant to Section 11(d));

                  (vi) Modifying or terminating this Agreement or any other Company organizational documents or any organizational documents of any Investment Entity; and

                  (vii) Changing the nature of business or business purpose of the Company or any Investment Entity.

         (d) Notwithstanding any provision to the contrary contained herein (including without limitation, Section 11(b) hereof), the Members shall have the following rights:

                  (i) From the date of this Agreement and until January 2, 2001 (the "Outside Closing Date"), MC shall have the right, in MC's sole and absolute discretion without the other Member's approval being required, to negotiate, enter into and perform under, on behalf of the Company and/or the Investment Entities, one or more agreements with one or more parties (including MC's affiliates) for the sale, financing or refinancing of one or more Properties and/or Investment Entities (or the ownership interests therein) on any terms and conditions, PROVIDED that: (A) any such transaction closes on or prior to the Outside Closing Date; (B) all accrued and unpaid Guaranteed Payments to SLAB under Section 13(c)(1) must have been made; (C) in the case of sale, a financing or refinancing of all of the Properties or interests therein not previously sold, financed or refinanced under this Section 11(d) (the "Remaining Properties"), the cash sale price received by the Company and the Investment Entities at the closing thereunder or the loan amount received by Company and the Investment Entities must at least be equal to an amount that will result in SLAB receiving, from proceeds of the transaction and previous transactions, the sum of the amounts described in Sections 13(b)(2)(i), 13(b)(2)(ii), and 13(c)(1) hereof (the "SLAB Return Amount"); (D) in the case of sale, a financing or refinancing of less than all of the Remaining Properties, the cash sale price received by the Company and the Investment Entities at the closing thereunder or the loan amount received by Company and the Investment Entities must at least be equal to an amount that will result in SLAB receiving (in addition to all accrued and unpaid Guaranteed Payments), from proceeds of the transaction and distributions under Section 13(b)(i), 102% of the amount(s) set forth for the Property(ies) at issue in Exhibit C; (E) in the case of sale, a financing or refinancing of less than all of the Remaining Properties, the Property(ies) to be sold, financed or refinanced must be owned by a separate Investment Entity(ies) created and maintained as a limited liability company, and the Company and the other Investment Entities must not be subject to any personal liability under such sale, financing or refinancing (and no other assets of the Company or any Investment Entity except those that are the subject of such sale, financing or refinancing shall be subject to the claims of the lender or purchaser in such transaction, whether for debt service, damages or any other amounts), and there must not then exist any monetary breach or any uncured material non-monetary breach by MC hereunder; and (F) in the case of a sale, financing or refinancing of less than all of the Remaining Properties, there must not then exist any uncured monetary or material non-monetary breach by MC hereunder (except that with respect to Section 11(f)(xix) hereof (which shall be determined without regard to whether MC used reasonable commercial efforts and without regard to materiality), the seller under the Purchase Agreement must also have failed to make the deliveries as required by Sections 8.4(c), 8.4(d) and 8.4(e) of the Purchase Agreement) and there must not have been a material adverse change with respect to any of the other Remaining Properties (including without limitation, the value, cash flow or tenancy at any such Property). In transactions described in the immediately preceding clause (F), MC shall provide written notice of same to SLAB at least fifteen (15) business days prior to entering into a binding agreement with respect to such transaction and SLAB shall have the right to determine, in its sole discretion, whether there has been a material adverse change with respect to any of the other Remaining Properties. SLAB's failure to provide written notice of such determination within fifteen (15) business days after its receipt of such notice from MC shall be deemed to be SLAB's determination that there has been no such material adverse change. Except as otherwise provided in this Section 11(d)(i), until the Outside Closing Date, MC shall have the right to perform any act, or execute and deliver any document or instrument, as may be reasonably necessary or appropriate in connection with such transactions without any other Member's approval being required. Notwithstanding the last sentence of Section 11(b)(ix), the purchaser of a Property or interests therein shall be entitled to receive an assignment of any casualty or condemnation proceeds allocable to such Property to the extent not theretofore used to repair, rebuild or replace the Property (and for which the purchaser is not otherwise receiving an appropriate reduction in the purchase price).

                  (ii) At any time (A) after the Outside Closing Date, if SLAB has not then received the SLAB Return Amount, or (B) MC is in breach of
         Section 11(f)(xix) hereof (which shall be determined without regard to whether MC used reasonable commercial efforts and without regard to materiality) AND the seller under the Purchase Agreement has failed to make the deliveries as required by Sections 8.4(c), 8.4(d) and 8.4(e) of the Purchase Agreement, a majority in Residual Percentages of the Members (which term, as used herein, shall mean the Members owning greater than 50% of all Residual Percentages in the Company) shall have the right, in its sole and absolute discretion without the approval of any other Member being required, to negotiate, enter into and perform under, on behalf of the Company and/or the Investment Entities one or more agreements with one or more parties (including affiliates of the electing Members) for the sale, financing, refinancing or securitization of one or more Properties and/or Investment Entities (or the ownership interests therein) on any terms and conditions; PROVIDED, HOWEVER, that MC shall have the right to purchase the assets being sold or provide such financing or refinancing (as applicable) on the same terms and conditions, which right MC must exercise by providing written notice thereof to SLAB within 20 days after receiving written notice from SLAB setting forth such terms and conditions. MC's failure to provide such notice timely shall be deemed MC's election not to exercise such right. If MC timely exercise such right, the closing shall occur within 30 days thereafter. If MC has not been removed as the Managing Member, MC shall cooperate in connection with the transactions contemplated under this clause (ii). In connection with the sale, financing, refinancing or securitization transactions under this Section 11(d)(ii), a majority in Residual Percentages of the Members shall (1) have the right to perform any act, or execute and deliver any document or instrument, as may be reasonably necessary or appropriate in connection with such transactions without any other Member's approval being required and (2) cause all costs of the foregoing, including without limitation the following due diligence items, if required to be provided by the Company or the Investment Entities in connection with any such transaction, to be paid at the Company expense: engineering reports, Phase I environmental reports, appraisal, title reports, searches and endorsements, surveys, and certificates of occupancy.

                  (iii) The proceeds (net of transaction costs and expenses) from any sale, condemnation, casualty, financing, refinancing or securitization described in paragraphs (i) and (ii) of this Section 11(d) shall be distributed or paid by the Company as provided in this Agreement.

                  (iv) In connection with the sale, financing, refinancing or securitization transactions described in paragraphs (i) and (ii) of this Section 11(d), the Member with the right to cause such transactions to occur shall have the right, in such Member's sole and absolute discretion without the other Member's approval being required, to form one or more additional single-member Investment Entities owned by the Company and to cause the existing Investment Entities to transfer one or more Properties which are the subject of such sale, financing, refinancing or securitization to such additional Investment Entities and to transfer the Company's interest in such additional Investment Entities or the Property(ies) owned thereby. Except as otherwise provided in Section 11(d)(i), such Member shall give written notice of any transaction described in this Section 11(d) to the other Member at least ten (10) days prior to causing the Company to enter into such transaction.

         (e) No Member (including any Managing Member) shall be liable, responsible or accountable in damages or otherwise to the other Member or the Company or any Investment Entity for any act or omission of such Member on behalf of the Company, except for fraud, gross negligence or material breach of this Agreement. Except as provided in this Section 11(e), the Company shall indemnify and hold harmless each Member (including any Managing Member) and its affiliates from and against any obligations, damages, claims, liabilities, losses, costs or expenses, including reasonable attorneys' fees and costs (collectively, "Claims"), incurred in connection with or arising out of such Member acting as a Member or on behalf of the Company in accordance with this Agreement.

         Each Member shall be liable to the other Member for such other Member's actual damages to the extent caused by any fraud, gross negligence or material breach of this Agreement by the liable Member and not caused by any fraud, gross negligence or material breach of this Agreement by the other Member. As used in the immediately preceding sentence of this paragraph, the term "actual damages" shall: (1) include, without limitation, the costs (including reasonable attorneys' fees and costs) of enforcing the rights of a Member under this Agreement and collecting such damages; and (2) include, without limitation, any and all kinds of damages actually paid by such other Member to unaffiliated third parties (including any consequential, speculative, punitive or special damages actually paid by such other Member to unaffiliated third parties); but
(3) exclude any other consequential, speculative, punitive or special damages. MC hereby agrees to indemnify and hold harmless SLAB and its affiliates from and against any third-party Claims to the extent caused by MC's fraud, gross negligence or material breach of this Agreement and not by SLAB's fraud, gross negligence or material breach of this Agreement. Any amounts payable under this paragraph shall be made immediately upon written demand therefor and shall accrue interest from the date of such demand until paid at the lesser of fifteen percent (15%) per annum or the highest rate permitted by applicable law.

         Without limiting the foregoing, upon the occurrence of any of the following, (A) SLAB shall have the right to remove MC as the Managing Member of the Company, (B) any distributions to MC under Section 13(b)(2) (other than its Guaranteed Payments) shall be subordinated to any and all distributions and payments to SLAB hereunder, and (C) SLAB shall have the right to institute reasonable cash management procedures pursuant to which tenants will make payments under their leases directly to a lock box account and SLAB will control all disbursements therefrom:

                  (i) fraud by MC with respect to the Company, any Investment Entity or any Property or with respect to any transactions contemplated hereunder;

                  (ii) any gross negligence on the part of MC with respect to any of its duties and obligations hereunder which is not cured to SLAB's reasonable satisfaction within 45 days after receiving written notice of such gross negligence from SLAB;

                  (iii) failure by MC to use any available cash to make the Guaranteed Payments under Section 13(c)(1) for three (3) consecutive months;

                  (iv) any monetary default by MC under this Agreement at any time;

                  (v) any representation or warranty made by seller in the Purchase Agreement (or in any other documents delivered to the Company thereunder) or made by MC in this Agreement shall have been false or misleading in any material respect when made and MC fails to cure (to SLAB's reasonable satisfaction) such breach of representation or warranty within forty five (45) days after MC's receipt of written notice of such breach from SLAB;

                  (vi) except as provided in clause (ix) below of this Section, material breach of any non-monetary covenants set forth Section 11(f) (determined without regard to whether MC used its reasonable commercial efforts in connection therewith) or a material breach of any other non-monetary provisions hereof by MC and MC's failure to cure (to SLAB's reasonable satisfaction) such breach within forty five (45) days after MC's receipt of written notice of such breach from SLAB;

                  (vii) any monetary breach or material non-monetary breach of the Management Agreement by the property manager or the Asset Management Agreement by the asset manager;

                  (viii) any Bankruptcy Action with respect to MC; and

                  (ix) breach of Section 11(f)(xix) (determined without regard to whether MC used its reasonable commercial efforts in connection therewith).

         Any notice alleging a breach or gross negligence referenced above shall specify the breach or gross negligence with sufficient particularity to permit the cure, and any such cure shall be at the breaching Member's expense. The non-breaching Member may effect such cure at the breaching Member's expense if the breaching Member shall fail to effect such cure timely. If MC is removed (or if a majority in Residual Percentages of the Members is entitled to remove MC) as the Managing Member hereunder, SLAB shall have the right to terminate all agreements and contracts between the Company and any affiliates of MC (including without limitation, the Asset Management Agreement and the Management Agreement).

         (f) So long as MC is the Managing Member hereunder, MC shall use reasonable commercial efforts to:

                  (i) not take any actions that require SLAB's approval under
         Section 11(b) without first obtaining such approval or otherwise in accordance with Section 11(b);

                  (ii) not cause or permit any Bankruptcy Action;

                  (iii) not cause or permit the Company or the Investment Entities to own any encumbered asset other than pursuant to Section 11(d) (financing right);

                  (iv) not cause or permit the Company or the Investment Entities to engage in any business other than the ownership, management and operation of the Properties and the Investment Entities;

                  (v) do all things necessary to preserve the Company's and the Investment Entities' existence and limited liability company formalities;

                  (vi) conduct and operate the business of the Company and the Investment Entities as presently conducted and operated in material respects;

                  (vii) not cause or permit the Company or the Investment Entities to be responsible for the debts or obligations of any person or entity other than the Company or the Investment Entities;

                  (viii) provide prompt written notice to SLAB of any litigation, bankruptcy, administrative or other court or governmental proceedings pending or threatened (in writing) against the Company, any Investment Entity or any Property which might have a material adverse effect;

                  (ix) not cause or permit the Company to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended ("ERISA"). MC further covenants and agrees to deliver to SLAB such certifications or other evidence from time to time throughout the term of this Agreement, as requested by SLAB in its sole discretion, that: (i) the Company is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of
         Section 3(3) of ERISA; (ii) the Company is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

                           (1) Equity interests in the Company are publicly offered securities, within the meaning of 29 C.F.R. SECTIONS 2510.3-101(b)(2);

                           (2) Less than twenty-five percent (25%) of each outstanding class of equity interests in the Company are held by "benefit plan investors" within the meaning of 29 C.F.R. SECTIONS 2510.3-101(f)(2); or

                           (3) The Company qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. SECTIONS 2510.3- 101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

                  (x) cause the Company, the Investment Entities and the Properties to comply at all times with all laws, statutes, ordinances, regulations and other governmental or quasi-governmental requirements to which the Company or any Investment Entity is subject and with private covenants now or hereafter relating to the ownership, construction, use or operation of the Properties, including, but not limited to, those concerning environmental or ecological requirements;

                  (xi) keep the Properties free and clear of monetary liens (except pursuant to Section 11(d) or with required approval under Section 11(b));

                  (xii) cause the Company, the Investment Entities and the property manager under the Management Agreement to take such commercially reasonable actions as may be necessary or appropriate to own and operate the Properties in a professional, diligent and first-class manner;

                  (xiii) not commit or suffer any waste of the Properties or make or permit to be made any change in the use of the Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Properties, or take or cause to be taken any action that might invalidate or give cause for cancellation of any insurance policy, or do or permit to be done thereon anything that could in any material way impair the value of the Properties;

                  (xiv) cause the Company, the Investment Entities and the property manager under the Management Agreement to keep and maintain proper and accurate books, records and accounts (separate from those of MC's affiliates or any other person or entity) reflecting all of the financial affairs of the Company and the Investment Entities and all items of income and expense in connection with the operation of the Properties;

                  (xv) cause the property manager under the Management Agreement and the asset manager under Asset Management Agreement to comply with the terms and conditions of such agreements and not permit a breach thereof by such managers;

                  (xvi) cause the Company and the Investment Entities to pay promptly all taxes, assessments and other governmental impositions with respect to the Company, the Investment Entities and the Properties;

                  (xvii) if the Company or the Investment Entities have employees, cause the payment of the salaries and other compensation of such employees (or the proportionate share of such salaries and compensation allocable to the Company and the Investment Entities, as applicable);

                  (xviii) provide prompt notice to SLAB of any material breach hereunder by MC;

                  (xix) maintain (with respect to MC) an "investment grade" rating by Standard Poor's or Moody's or a book value determined in accordance with generally accepted accounting principles (excluding good will and adding back all accumulated depreciation and amortization) of at least $1,500,000,000;

                  (xx) not cause or permit the Company and the Investment Entities to commingle their funds and other assets with those of any affiliate of MC or any other person or entity; and

                  (xxi) cause the Company and the Investment Entities to maintain their assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify their individual assets from those of any affiliate of MC or any other person or entity.

               12. DETERMINATION OF PROFITS AND LOSSES. The net profits and net losses of the Company shall be as determined for federal income tax purposes for each calendar year. The Members intend that the Company be treated as a partnership for tax purposes and each Investment Entity be treated as a disregarded entity for income tax purposes. The Members hereby agree that they will not cause or permit the Company or any Investment Entity to become a taxable entity. No Member shall under any circumstances be required to pay or restore any portion of the negative balance in its capital account or to repay any portion thereof to the Company, any Company creditor or another Member. No Member may demand the return of its capital contributions, it being intended that all distributions be made pursuant to Section 13 below.

               13. ALLOCATION OF INCOME AND LOSSES; DISTRIBUTIONS; GUARANTEED PAYMENTS.

        (a)    TAX ALLOCATIONS.

               (i) Tax losses of the Company for any fiscal period shall be allocated (A) first to MC, until its capital account has been reduced to zero, (B) then to SLAB, until its capital account has been reduced to zero, and (C) then to the Members in accordance with their Residual Percentages.

               (ii) Taxable income of the Company for any fiscal period shall be allocated (A) first to SLAB, until SLAB has been allocated an aggregate amount of income under this clause (ii) equal to the amount distributable to SLAB pursuant to Section 13(b)(2)(i) and (B) thereafter to the Members in accordance with their Residual Percentages.

               (iii) For purposes of this Section 13(a)(iii), Guaranteed Payments shall not be treated as distributions. On or before April 15 of each year, the Company shall, upon the written request of any Member ("Requesting Member"), pay (to the extent the Company has available funds, determined prior to making distributions for the preceding calendar year), as an advance against future distributions to the Requesting Member under Section 13(b)(1) and

         13(b)(2)(iv), (a "Tax Payment Advance") to the Requesting Member an amount equal to the excess of (A) 40% multiplied by the Requesting Member's cumulative allocations of income pursuant to Section 13(a)(ii)(B), over (B) the sum of (x) the Requesting Member's cumulative distributions from the Company under Sections 13(b)(1) and 13(b)(2)(iv) from the date hereof through the end of the preceding calendar year (net of repayments thereof) and (y) the outstanding balance(s) of all the unpaid Tax Payment Advances to such Requesting Member. A copy of any request for a Tax Payment Advance shall be given by the requesting Member to the other Member. Such advance shall not bear interest, and shall be repayable both (A) out of future distributions to the Requesting Member under Sections 13(b)(1) and 13(b)(2)(iv) (such payment to be made by withholding such distributions, with such distributions being deemed to have been distributed to the Requesting Member and then paid by the Requesting Member to the Company), and (B) if earlier, upon the liquidation of the Company or upon demand following the Requesting Member's ceasing for any reason to be a Member hereunder, which payments shall be made from the distributions otherwise payable to such Member in connection with the liquidation. In no event shall the Company be required to borrow money or to sell any asset in order to fund any Tax Payment Advance.

        (b)    DISTRIBUTIONS.

               (1) CASH FLOW FROM OPERATIONS. Distributions of net available cash from any source (other than distributions of sale, casualty, condemnation, loan or securitization proceeds described in Section 11(d)) and proceeds of any other capital transactions remaining after Guaranteed Payments (as defined in and in accordance with Section 13(c) below), expenses, debt service, reserves and capital improvements for any period shall be made as follows, after first repaying any loans made by the Members to the Company and Investment Entities pursuant to Section 9 (loans which have been outstanding the longest shall be repaid first, with any loans that have been outstanding for an equal period being repaid pro rata, in proportion to such loans' respective balances, and with the accrued and unpaid interest being repaid first and then the principal being repaid next) (such excess net available cash, the "Excess Cash Flow"): to the Members, PARI PASSU, 55% to SLAB and 45% to MC; PROVIDED, HOWEVER, that the Managing Member shall have the right to not make the distribution of such Excess Cash Flow distributable to SLAB and hold it in Company reserve earmarked to make the distribution under Section 13(b)(2)(i) (in which case, the amount distributable to SLAB under Section 13(b)(2)(i) shall be reduced by the amount so earmarked when distribution thereof is made to SLAB under Section 13(b)(2)(i)) and distribute such Excess Cash Flow to SLAB as a distribution under Section 13(b)(2)(i) at such time as SLAB would otherwise be entitled to a distribution under Section 13(b)(2)(i).

               (2) SALE/REFINANCING PROCEEDS. Distributions of sale, disposition, loan or securitization proceeds described in Section 11(d) (or any insurance or condemnation proceeds not used to repair, rebuild or replace the Properties) and proceeds of any other capital transactions remaining after Guaranteed Payments (as defined in and in accordance with the subsection entitled

"Guaranteed Payments" below in this Section 13), and reasonable, ordinary and necessary expenses being paid in connection therewith shall be made in the following order of priority after first repaying any loans made by the Members to the Company and Investment Entities (loans which have been outstanding the longest shall be repaid first, with any loans that have been outstanding for an equal period being repaid pro rata, in proportion to such loans' respective balances, and with the accrued and unpaid interest being repaid first and then the principal being repaid next):

               (i) First, such amounts (including reserved amounts under Section 13(b)(1)) shall be distributed to SLAB until SLAB has received an amount equal to (A) the product of two percent (2%) of SLAB's Capital Contributions times (B) the number of years (commencing with January 1, 2000) during which such Capital Contributions were outstanding (with each partial year treated as a full year) reduced by cash flow paid to SLAB in the 55/45 ratio under Section 13(b)(1) and not held in reserves described in Section 13(b)(1);

               (ii) Second, the balance shall be distributed to SLAB to the extent of its Capital Contributions attributable to the Properties as set forth on Exhibit C for which a sale, loan or securitization has occurred and which have not previously been repaid pursuant to this section 13(b)(2)(ii);

               (iii) Third, the balance shall be distributed to MC to the extent of its Capital Contributions attributable to the Properties as set forth on Exhibit F for which a sale, loan or securitization has occurred which have not been repaid by distributions to it under this Section 13(b)(2)(iii); and

               (iv) Next, the balance shall be distributed to the Members, PARI PASSU, 55% to SLAB and 45% to MC.

               (3) LIQUIDATING DISTRIBUTIONS. Upon liquidation of the Company, after all of the Company's debts have been paid, distributions shall be made in accordance with the Members' capital accounts.

        (c) GUARANTEED PAYMENTS. The Company shall make guaranteed payments under Code Section 707(c) ("Guaranteed Payments"), on the fifth (5th) day of each calendar month (commencing with February 5, 2000) from available cash from any source, to the Members for the use of their respective capital contributions as follows (with amounts not paid currently being added to the unpaid principal amount of the Guaranteed Payments then owing):

               (1) First, to SLAB in an amount equal to SLAB's accrued and unpaid Guaranteed Payments, which shall mean an amount equal to SLAB's capital contributions which have not been repaid by distributions to it under Section 13(b)(2)(ii) multiplied by LIBOR plus 200 basis points per annum, compounded monthly (using the rate under Section 9 applicable that month applied to total outstanding balance), until the date the payment is made; and

               (2) After making the Guaranteed Payments described in Section 13(c)(1), to MC in an amount equal to MC's accrued and unpaid Guaranteed Payments, which shall mean an amount equal to MC's capital contributions which have not been repaid by distributions to it under Section 13(b)(2)(iii) multiplied by the rate in effect from time to time that is 122% of the rate used in Section 13(c)(1).

               14. RESTRICTIONS ON TRANSFER. Neither of the Members shall transfer, assign, pledge or hypothecate any of their respective right, title or interest in the Company, or permit transfers of direct or indirect ownership in such Member without the prior written approval of the other Member, which approval may be granted or withheld in the other Member's sole and absolute discretion, except as may be required by law or by reason of an individual's death, incapacity or divorce, and except as necessary to effect the transactions described in Section 11(d). Nothing in this Section 14 shall be construed to prohibit or restrict any sale, transfer, assignment, pledge or hypothecation of any stock (or any interests therein) of any publicly-traded entity which directly, indirectly or ultimately owns any interest in any Member, or the transfer of units or partnership interests in Mack-Cali Realty, L.P, or the transfer of any direct or indirect interest in the Company by any Member to its affiliates, or the transfer of any interest in DLJ Mortgage Capital, Inc. No transfer herein shall affect the obligations and liabilities of the transferring party hereunder.

               15. WAIVER OF NON-COMPETITION. Each Member hereby acknowledges and agrees that each Member and its affiliates may continue to pursue their existing businesses, including without limitation, acquisition, financing, development, operation, management, leasing of, and investments in, any properties or projects, and the disposition thereof, regardless of whether the same is competitive with the Properties. Each Member further acknowledges and agrees that no Member or any of its affiliates shall be obligated to present any particular investment or business opportunity to the Company or the other Member or its affiliates, even if such opportunity is of a character which, if presented to the Company or the other Member, could be undertaken by the Company or the other Member, and each Member and each of its affiliates shall have the right to acquire for its own account, or to recommend to others, any such opportunity. Notwithstanding any provision to the contrary in this Agreement, MC hereby agrees not to induce any existing tenant at the Properties (while owned by the Company or the Investment Entities owned by the Company) to breach, modify or terminate such tenant's lease at the Properties in favor of a lease at another property owned by MC or its affiliates

               16. ACCOUNTANTS AND ATTORNEYS; ENGINEERING REPORTS AND APPRAISALS. PricewaterhouseCoopers shall be the Company's accountants, and the Company may engage any of Battle Fowler LLP, Weil Gotshal & Manges LLP and Farer Siegel & Fersko (with respect to environmental matters) as Company's attorneys. Other accountants may be engaged so long as their engagement is not to perform an audit of the Company's or any Investment Entity's books or to sign tax returns for the Company or any Investment Entity (all of which must be done by PricewaterhouseCoopers). Any change of Company accountants, or additional attorneys, shall be subject to the reasonable approval of both Members. The Managing Member shall cause engineering reports and appraisals of the Properties to be prepared at the Company expense within 30 days after the Outside Closing Date.

               17. REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the other Member as follows:

               i. Such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

               ii. This Agreement has been duly authorized, executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member, enforceable in accordance with its terms against such Member, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors' rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing;

               iii. The execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Member is a party or by which it is bound or to which its properties are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member is subject, or require any governmental consent; and

               iv. Such Member is relying on such Member's own tax, legal and accounting professionals and consultants in connection with such Member entering into this Agreement.

               18. WAIVER OF RIGHT OF PARTITION. Each Member hereby waives all rights to commence an action for the partition of the Company, the Investment Entities or the Company's or the Investment Entities' property.

               19. MEETINGS. Meetings of the Members shall not be required unless requested by any Member by written notice to the Company and the other Member. All Members shall be given written notice of any meeting of the Company at least twenty (20) days prior to any such meeting by the Member requesting such meeting. Any meetings shall be held at the record-keeping office of the Company or at any other reasonably convenient location within New York City or New Jersey as the requesting Member may reasonably approve and specify in such notice.

               20. COUNTERPARTS. This Agreement may be executed in counterparts and execution and delivery by facsimile transmission is authorized for all purposes.

               21. NOTICES. Any notices or solicitations of approval required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been given when (i) personally delivered with signed receipt obtained, (ii) when transmitted by facsimile machine, with printed confirmation of successful transmission to the facsimile machine number set forth in the appropriate address listed below being obtained by the sender from the sender's facsimile machine or telephonically from the addressee, or (iii) when deposited in the United States first class mail if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

        IF TO MC:

               c/o Mack-Cali Realty Corporation
               11 Commerce Drive
               Cranford, New Jersey 07016
               with separate notices to the attention of:
               Mr. Mitchell E. Hersh
               Tel:    (908) 272-8000
               Fax:    (908) 272-6755
               and
               Roger W. Thomas, Esq.
               Tel:    (908) 272-2612
               Fax:    (908) 497-0485

        with a copy to:

               Battle Fowler LLP
               75 East 55th Street
               New York, New York  10022
               Attn:   Richard L. O'Toole, Esq.
                       Leslie H. Loffman, Esq.
               Tel:    (212) 856-7000

               Fax:    (212) 856-7810

        and to:

               Battle Fowler LLP
               2049 Century Park East, Suite 2350
               Los Angeles, California 90067
               Attn:   Sanford C. Presant, Esq.
                       Sung H. Shin, Esq.
               Tel:    (310) 788-3000
               Fax:    (310) 277-0336

        IF TO SLAB:

               SLAB Investments Holding, Inc.
               c/o Donaldson, Lufkin & Jenrette
               277 Park Avenue
               New York, New York 10172
               with separate notices to the attention of:
               Mr. John Bricker
               Tel:    (212) 892-2657
               Fax:    (212) 892-6101
               and
               Mr. Dante LaRocca
               Tel:    (212) 892-4964
               Fax:    (212) 892-6101

               and
               280 Park Avenue, 5th Floor
               New York, New York 10172
               Attn:   Mr. Mark Competiello
               Tel:    (212) 892-4939
               Fax:    (212) 892-4955
        with a copy to:

               Weil Gotshal & Manges
               767 Fifth Avenue
               New York, New York  10153
               Attn:   J. Philip Rosen, Esq.
                       Larry Gelbfish, Esq.
               Tel:    (212) 310-8000
               Fax:    (212) 310-8007

The time to respond to any notice shall commence to run on the date of delivery at the appropriate addresses (or attempted delivery if delivery is refused during normal business hours).

               22. ATTORNEYS' FEES. In the event a party hereto files any action, lawsuit or other legal proceeding against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, the prevailing party in such proceeding will be entitled to have and recover certain fees from the other party including all reasonable attorneys' fees and costs resulting therefrom.

               23. SET-OFF. In addition to any rights and remedies of the Members provided by law, each Member shall have the right, without prior notice to the Company (with such notice being expressly waived by the Company to the extent permitted by law) upon any Bankruptcy Action with respect to the Company or any Investment Entity, to set-off and apply against any amounts owed to such Member, any amounts owing from such Member to the Company, at or at any time after the occurrence of such Bankruptcy Action, and the aforesaid right of set-off may be exercised by such Member against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor, or anyone else claiming through or against the Company, notwithstanding that such right of set-off shall not have been exercised by such Member prior to the making, filing, issuance or service upon such Member of, or of notice of, any such Bankruptcy Action.

               24. CONSTRUCTION. Headings at the beginning of each section or subsection are solely for the convenience of the parties and are not a part of this Agreement. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits, schedules and other attachments hereto are incorporated as a part of this Agreement by this reference. This Agreement shall be interpreted using New Jersey law (without regard to conflict of law provisions). As used herein, the words "lease," "tenant" and any derivatives thereof shall also include subleases and subtenants, as the context permits or requires.

               25. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so as to cause the economic substance of the transactions contemplated hereby not to be affected in any adverse manner to either party.

               26. SOLE DISCRETION. In any instance in this Agreement in which a Member (including the Managing Member) may act in its sole discretion, such sole discretion means the sole, absolute and unfettered discretion of such Member, without any express or implied obligation or duty of good faith.

               27. PRESS RELEASES. Before either Member discloses in writing to any third party any of the terms and conditions of this Agreement (or the transaction contemplated hereby), such Member shall provide a copy of such writing to the other Member for its review and comment (but not its approval). Either Member may request a meeting to discuss any such writing.

                               [signatures follow]

               IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first written above.


                         SLAB INVESTMENTS HOLDING, INC.,
                         a Delaware corporation

                         By:
                              ------------------------------------
                                John Bricker, its Vice President




                         MACK-CALI REALTY, L.P.,
                         a Delaware limited partnership

                         By:    Mack-Cali Realty Corporation,
                                a Maryland corporation,
                                its general partner

                                By:
                                    ------------------------------
                                      Roger W. Thomas,
                                      its Executive Vice President

                               [END OF SIGNATURES]

                                    EXHIBIT A
                                    ---------

                   CAPITAL CONTRIBUTIONS; FUNDING PROPORTIONS;
                            AND RESIDUAL PERCENTAGES

                       CAPITAL               FUNDING                RESIDUAL
MEMBER                 CONTRIBUTIONS         PROPORTIONS            PERCENTAGES

MC                     $  68,400,000             45%                   45%
SLAB                   $  83,600,000             55%                   55%

                       -------------             ----                 ----
Total:                 $ 152,000,000             100%                 100%

                                    EXHIBIT B
                                    ---------

                                LEGAL DESCRIPTION



                                 [see attached]

                                    EXHIBIT C
                                    ---------

                    SLAB ALLOCATION OF CAPITAL CONTRIBUTIONS


                                 [see attached]

                                    EXHIBIT D

                             REPORTING REQUIREMENTS

        1. GOVERNMENTAL REPORTS; MEETINGS. MC shall, at Company expense, use reasonable efforts to cause to be prepared and timely filed with appropriate federal, state and foreign regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations, subject to the reasonable approval of the Members. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Each Member shall be provided with a copy of any such report.

        2. ACCESS; AUDIT. Each Member shall permit any other Member to review and copy, during normal business hours at the office of the Company, all Company financial records and information. Each Member shall have the right to have such records and information audited at Company expense; PROVIDED, HOWEVER, if such audit reveals material errors or omissions in such records and information due to actual fraud or misappropriation of funds by any Member, such Member shall reimburse the Company for the expense of audit. MC shall maintain (at the office of the Company) reports required or otherwise prepared and delivered hereunder, copies of which shall be furnished to each Member when available, at the Company's expense, together with (upon request from any Member) such supplementary records and reports as are necessary to reflect the allocation among the Members of the tax items and distributions of the Company shown on any reports furnished (or required to be furnished) to the Members under this Agreement. MC shall promptly provide any and all records, reports and information regarding the Company, any Investment Entity or any Property requested by SLAB from time to time to the extent such records, reports and information are in MC's possession or control.

         3. FINANCIAL AND STATUS REPORTS. (a) MC shall cause the following reports to be issued at Company expense:

               (i) MC shall use reasonable efforts to cause to be issued to the Members, at Company expense, audited annual financial reports (except for year 1999, which may be unaudited but certified by MC) within 90 days following the close of each year (including a balance sheet and income and expense statements, showing sources and uses of funds, cash on hand, distributions, changes in financial position, tax information, unpaid Guaranteed Payments, fees under the Asset Management Agreement and the Management Agreement, Capital Contributions, and unrepaid Member loans on a Member-by-Member basis). Such financial reports shall be prepared using GAAP; and

               (ii) MC shall use reasonable efforts to cause to be issued to the Members quarterly unaudited financial reports, in reasonable detail and certified by the Managing Member, within 40 days after the close of each calendar quarter other than the fourth quarter of each year

         (commencing with the calendar quarter ending on March 31, 2000), internally prepared by MC and reviewed by the Company's accountants, including a balance sheet and income and expense statements (showing receipts on a tenant-by-tenant basis, and material defaults, to the extent requested by either MC or SLAB upon reasonable notice), sources and uses of funds, cash on hand, distributions, changes in financial position, unpaid Guaranteed Payments, Asset Management Fees, Capital Contributions, and unrepaid Member loans.

        (b) In preparing reports required under this Agreement, MC may rely on information furnished by third parties (including property managers and accountants) to the extent that it is reasonable to do so.

                                    EXHIBIT E
                                    ---------

                                 CURRENT BUDGETS



                   [MACK-CALI TO PROVIDE TO DLJ FOR APPROVAL]

                                    EXHIBIT F
                                    ---------

                     MC ALLOCATION OF CAPITAL CONTRIBUTIONS



                                 [see attached]




                                       F-1